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SUBJECT TO COMPLETION, DATED AUGUST 14, 2006

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these notes and they are not soliciting an offer to buy these notes in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-88998

Prospectus Supplement
August     , 2006
(To Prospectus dated June 5, 2002)

$

Carlisle Companies Incorporated

% Notes due 2016

        This is an offering of $            aggregate principal amount of our    % Notes due 2016, which we refer to as the "Notes". The Notes will mature on            , 2016. We will pay interest on the Notes semi-annually in arrears on each            and            , commencing            , 2007. We may redeem the Notes, at our option, at any time in whole or from time to time in part, at the redemption price described in this prospectus supplement under the heading "Description of the Notes—Optional Redemption."

        The Notes will be our unsecured senior obligations and will rank equally with our other unsecured senior indebtedness from time to time outstanding.

        The Notes are not expected to be listed on any securities exchange or included in any quotation system.

        See "Risk Factors," which begins on page S-8 of this prospectus supplement, for a discussion of certain of the risks you should consider before investing in the Notes.

Per Note	Total
Public offering price(1)%	$
Underwriting discount %	$
Proceeds, before expenses, to company(1)%	$

(1)
Plus accrued interest, if any, from August     , 2006, if settlement occurs after that date.

        These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, against payment in New York, New York on August     , 2006.

Joint Book-Running Managers
Banc of America Securities LLC	Citigroup

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

        You should rely only on the information contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus. No one is authorized to provide you with different information. You should not assume that the information in this Prospectus Supplement or the accompanying Prospectus is accurate as of any date other than the date on the front of the documents. The Notes are not being offered in any jurisdiction where the offer is not permitted.

        In this prospectus supplement, the terms "Carlisle", "we", "our", "us", and "the Company" refer to Carlisle Companies Incorporated and its wholly owned subsidiaries and any other divisions or subsidiaries.

SUMMARY

        This summary may not contain all the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference in them, before making an investment decision.

The Company

        Carlisle was incorporated in 1986 in Delaware as a holding company for Carlisle Corporation, whose operations began in 1917, and its wholly-owned subsidiaries. Carlisle is a diversified manufacturing company consisting of nine operating companies, which manufacture and distribute a broad range of products. Concurrent with a change in segment management effective November 7, 2005, the Company reorganized its previously reported five reportable segments into three segments: Construction Materials, Industrial Components and Diversified Components.

Construction Materials

        The Construction Materials segment includes Carlisle SynTec ("SynTec"). SynTec manufactures and sells rubber (EPDM), FleeceBACK® and thermoplastic polyolefin (TPO) roofing systems for non-residential low-slope roofs. In addition, SynTec markets and sells poly vinyl chloride (PVC) membrane and accessories purchased from third party suppliers. Through its Hunter Panels operation, SynTec manufactures and distributes energy-efficient rigid foam insulation panels for substantially all roofing applications. SynTec roofing materials and insulation manufactured by Hunter Panels are sold together in warranted systems or separately in non-warranted systems to the new construction, re-roofing and maintenance, general construction and industrial markets. Through its Carlisle Coatings and Waterproofing operation, SynTec manufactures and sells liquid and spray-applied waterproofing membranes, vapor and air barriers, and HVAC duct sealants and hardware for the commercial and residential construction markets. The roofing systems, as well as the coatings and waterproofing products, are sold through a network of authorized sales representatives and distributors.

        SynTec operates manufacturing facilities located throughout the United States, its primary market. In 2004, SynTec announced plans to construct a TPO roofing manufacturing facility in Tooele, Utah to produce TPO single-ply roofing membranes and related accessories. This facility began production in the fourth quarter 2005 and complements SynTec's TPO facility in Senatobia, Mississippi. With respect to its insulation operations in 2005, SynTec announced the construction of new insulation facilities in Tooele, Utah and Smithfield, Pennsylvania. These two new insulation facilities will complement the four existing insulation operations in Kingston, New York, Franklin Park, Illinois, Lake City, Florida and Terrell, Texas. SynTec's EPDM manufacturing operations are located in Carlisle, Pennsylvania and Greenville, Illinois. Sales and earnings tend to be somewhat higher in the second and third quarters due to increased construction activity during those periods. SynTec serves a large and diverse customer base. No customer represented more than 12% of this segment's revenues in 2005. SynTec competes in the construction materials market, a market with numerous competitors that produce roofing, insulation and waterproofing products for commercial and residential applications. The level of competition within the market varies by product line. SynTec competes through pricing, innovative products, warranties and customer service. SynTec offers extended warranty programs on its installed roofing systems. The warranties range from five years to thirty years and, subject to certain exclusions, cover leaks in the roofing system attributable to a problem with the particular SynTec product or the installation of the product. In order to qualify for the warranty, the building owner must have the roofing system installed by a SynTec authorized roofing applicator—an independent roofing contractor trained by SynTec to install its roofing systems.

Industrial Components

        The Industrial Components segment is comprised of Carlisle Tire & Wheel Company ("CT&W") and Carlisle Power Transmission ("Carlisle PT"). CT&W manufactures and sells bias-ply, non-automotive rubber tires as well as stamped and roll-formed steel wheels. These products are sold by direct sales personnel to original equipment manufacturers ("OEMs"), mass merchandisers and various tire and wheel distributors located primarily in the U.S. and Canada. Primary markets served by CT&W include lawn and garden—outdoor power equipment mass merchant, lawn and garden—outdoor power equipment dealer, trailer, all-terrain vehicle, golf cart, agriculture, and the related aftermarkets. CT&W also manufactures and sells styled wheels to the automotive aftermarket. Individual project managers are assigned to each of these various markets and are responsible for strategy development, product concept and development as well as product life cycle management. Carlisle PT manufactures and sells industrial belts and related components to OEMs, mass merchandisers and various wholesale and industrial distributors located primarily in the U.S. and Canada. Carlisle PT also sells processed raw materials to OEMs. All sales are made by direct sales personnel. Primary markets served by Carlisle PT include lawn and garden, home appliance, power sports/recreational vehicles, fitness, agriculture, and the related aftermarkets. CT&W and Carlisle PT each operate manufacturing facilities in the United States and jointly operate a manufacturing facility in Shenzhen, China. Sales and earnings for both CT&W and Carlisle PT tend to be somewhat higher in the first six months of the year due to peak sales in the lawn and garden and agricultural markets. CT&W and Carlisle PT each have several significant OEM customers, however, no individual customer accounted for more than 12% of segment sales in 2005. CT&W competes globally against companies having manufacturing facilities in the Far East. Carlisle PT also faces global competition with its major competitors having manufacturing operations in the United States, Mexico and the Far East. For both companies, product lines serving most markets tend to be price competitive. CT&W and Carlisle PT each strive to achieve competitive advantage through low cost production, distribution capability, customer service, quality and manufacturing flexibility.

Diversified Components

        The Diversified Components segment is comprised of:

  •
  Trail King Industries and Johnson Truck Bodies, the Company's specialty trailer and truck body operations;

  •
  Motion Control Industries and Carlisle Industrial Brake & Friction, the Company's braking operations;

  •
  Tensolite, the Company's high performance wire and cable operations; and

  •
  Carlisle FoodService Products, the Company's foodservice operations.

        Specialty Trailer and Truck Body Operations.    Trail King manufactures and sells truck trailers to a variety of markets. A majority of Trail King's sales are to dealers with the balance sold directly to end-users such as rental companies, national accounts, heavy-haulers and waste haulers. Trail King operates manufacturing facilities in the U.S., which is its primary market. Johnson Truck Bodies manufactures and sells insulated refrigerated truck bodies and specialty trailers to a variety of markets including food, dairy and home delivery. Johnson Truck Bodies' main distribution channel is through a factory direct sales staff, and to a lesser extent through a limited dealer network. Johnson Truck Bodies operates a single manufacturing facility in Rice Lake, Wisconsin and sells primarily into the U.S. market. The operations of Trail King and Johnson Truck Bodies are generally not seasonal in nature. Trail King serves a diverse customer base. Johnson Truck Bodies customer base is more concentrated, however, no individual customer accounted for more than 15% of segment sales in 2005. Trail King products compete primarily based on quality and options as well as price. The commercial and material hauling products compete primarily on price. Conversely, the large-capacity multi-unit trailers manufactured for specialized purposes tend to compete primarily on quality and options. Johnson Truck Bodies competes primarily on quality and performance with an emphasis on thermal efficiency.

        Braking Operations.    Motion Control manufactures heavy-duty friction blocks, brake shoes and disc linings as well as braking systems parts; and provides brake shoe remanufacturing and relining for on-highway Class 6, 7 and 8 trucks. These products are sold to heavy-duty truck and trailer OEMs, brake and axle OEMs, as well as through an aftermarket distribution channel by direct sales personnel. CIBF manufactures braking systems for off-highway and industrial equipment, specialty friction products, as well as brake actuation systems for on-highway towed vehicles. These products are sold to heavy-duty equipment OEMs, clutch and brake OEMs, replacement part distributors and trailer distributors by direct sales personnel. Both companies operate manufacturing facilities in the United States, which is their primary market. In 2005, Motion Control acquired a heavy-duty brake lining and brake shoe facility in Hangzhou, China. The Hangzhou, China facility will be used primarily to export product to the United States. CIBF products are sold into the European market through a light assembly, warehouse operation maintained in Zevenaar, The Netherlands as well as a facility in Cwmbran, Wales. The Cwmbran, Wales facility was part of the Company's off-highway brake assets acquisition from ArvinMeritor, Inc. Motion Control's sales and earnings tend to be strongest in the second quarter to coincide with increased truck and trailer maintenance typically scheduled in the Spring. CIBF's operations are not seasonal. Neither Motion Control nor CIBF has any customer that accounted for more than 15% of segment sales in 2005, with CIBF's customer base being somewhat more diverse. Motion Control's relationship with its largest OEM customers impacts aftermarket participation in that acceptance of product by these OEMs facilitates aftermarket sales. For both Motion Control and CIBF differentiation between competitors is based primarily on price.

        Foodservice Operations.    Carlisle FoodService Products manufactures and distributes (1) commercial and institutional foodservice permanentware, table coverings, cookware, display pieces, light equipment and supplies to restaurants, hotels, hospitals, nursing homes, schools and correctional facilities, and (2) industrial brooms, brushes, mops, rotary brushes and carpet care products for industrial, commercial and institutional facilities. The Company's product line is distributed from four primary distribution centers located in Charlotte, North Carolina, Oklahoma City, Oklahoma, Reno, Nevada and Zevenaar, The Netherlands to wholesalers, distributors and dealers. These distributor and dealer customers, in turn, sell to commercial and non-commercial foodservice operators and sanitary maintenance professionals. Distributors and dealers are solicited through subcontracted manufacturer representatives and direct sales personnel. Carlisle FoodService Products operates manufacturing facilities in the United States and Mexico, and sales are made primarily in North America and Europe. Raw materials used by Carlisle FoodService Products include polymer resins, stainless steel and aluminum. Key raw materials are typically sourced worldwide to better assure adequate supply. Carlisle FoodService Products believes that sufficient quantities of raw material can be obtained through normal sources to avoid interruption of production in 2006. The operations of Carlisle FoodService Products are generally not seasonal in nature. Carlisle FoodService Products had significant customers in 2005, however, no individual customer accounted for more than 15% of segment sales in 2005. Carlisle FoodService Products competes primarily on price, service and product performance.

        High Performance Wire and Cable Operations.    Tensolite manufactures and distributes high performance wire, cable, connectors and cable assemblies, including RF/microwave connectors and cable assemblies, primarily for the aerospace, business aircraft, defense electronics, test and measurement equipment and wireless infrastructure equipment industries. Tensolite operates manufacturing facilities in the United States, which is its primary market. Sales are made by direct sales personnel. Tensolite raw materials include copper conductors that are plated with tin, nickel or silver, polyimide tapes, PTFE tapes, PTFE fine powder resin, thermoplastic resins, stainless steel, machined metals and plastic parts. Key raw materials are typically sourced worldwide to better assure adequate supply. Tensolite believes that sufficient quantities of raw material can be obtained through normal sources to avoid interruption of production in 2006. The operations of Tensolite are generally not seasonal in nature. Tensolite's markets are highly competitive. Product performance, either mechanical or electrical in nature, is the number one competitive criteria.

Discontinued Operations

        As part of its commitment to concentrate on its core businesses, in November of 2005 the Company announced plans to sell the Carlisle Systems and Equipment businesses, consisting of Carlisle Process Systems, Walker Stainless Equipment, CPS Pharma and Walker Transportation. The Company is actively marketing the Carlisle Systems and Equipment businesses and conducting other actions required to complete the sale of these operations in 2006. In 2004, the Company disclosed plans to sell three businesses including the plastic components operation of Carlisle Tire and Wheel, formerly presented within the Industrial Components segment, the pottery business of Carlisle FoodService, previously reported with the former General Industry segment, as well as all operations of Carlisle Engineered Products, which comprised the former Automotive Components segment. The assets of these operations have met the criteria for, and have been classified as "held for sale" in accordance with SFAS 144, "Accounting for the Impairment and Disposal of Long-Lived Assets." As well, results of operations for these businesses, and any gains or losses recognized from their sale, are reported as "discontinued operations" in accordance with SFAS 144.

        On April 10, 2006, the Company announced that it had signed a definitive agreement to sell Carlisle Process Systems to Tetra Pak, a division of the Tetra Laval Group, a private industrial group headquartered in Switzerland. The sale of these businesses is subject to regulatory approval in various jurisdictions and is expected to close before December 31, 2006.

Management Philosophy/Business Strategy

        The Company practices a highly decentralized management style. The presidents of the various operating companies are given considerable autonomy and have a significant level of independent responsibility for their businesses and their performance. The Company believes that a decentralized structure encourages entrepreneurial action, and enhances responsive decision making thereby enabling each operation to better serve its customers and react quickly to its customer needs.

        The Company's executive management role is to:

  •
  provide general management oversight and counsel in a manner consistent with the Company's decentralized management approach,

  •
  manage the Company's portfolio of businesses including identifying acquisition candidates and assisting in acquiring candidates identified by the operating companies, as well as identifying businesses for divestiture in an effort to optimize the portfolio,

  •
  allocate and manage capital,

  •
  evaluate and motivate operating management personnel, and

  •
  provide selected other services.

        The Company strives to be the low cost manufacturer in the various niche markets it serves. The Company is dedicated to achieving low cost positions and providing service excellence based on, among other things, superior quality, on-time delivery and short cycle times.

        The Company's primary financial objectives for continuing operations in 2006 include:

  •
  maintain a strong and flexible balance sheet;

  •
  realize return on beginning net equity at greater than 15%;

  •
  grow organic sales at 150% of the percentage growth of United States national gross domestic product;

  •
  continuously increase sales per salaried employee; and

  •
  maintain a return on invested capital at greater than 10%.

        These are goals the Company strives to achieve.

        The Company's principal executive offices are located at 13925 Ballantyne Corporate Place, Charlotte, North Carolina 28277. The Company's main telephone number is (704) 501-1100.

        Our web site is www.carlisle.com. The information on this web site is not a part of this prospectus supplement or accompanying prospectus.

The Offering

Issuer	Carlisle Companies Incorporated
Securities Offered	$ aggregate principal amount of % Notes due 2016
Maturity	, 2016
Interest Rate	% per year
Interest Payment Dates	Each and , commencing , 2007. Interest on the Notes being offered by this prospectus supplement will accrue from August , 2006.
Ranking
The Notes will be our unsecured senior obligations and will rank equally with our other existing and future unsecured senior indebtedness. The Notes will be effectively subordinated to any existing or future debt or other liabilities of any of our subsidiaries.
Optional Redemption	We may redeem the Notes at our option, at any time in whole or from time to time in part, at the redemption price described in "Description of the Notes — Optional Redemption."
Authorized Denominations	Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Use of Proceeds
We intend to use approximately $115 million of the net proceeds from this offering to reduce the trade accounts receivable sold under our receivables facility and approximately $20 million of the net proceeds from this offering to repay all amounts outstanding under our $55.0 million uncommitted line of credit. Any remaining net proceeds will be used to fund our working capital needs. See "Use of Proceeds."
Trustee, Registrar and Paying Agent	The Bank of New York Trust Company, N.A.
Risk Factors
You should carefully consider the information set forth under "Risk Factors" and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus in deciding whether to purchase the notes.

RISK FACTORS

        Your investment in the Notes involves certain risks. Before purchasing any Notes, you should read carefully this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein. In addition, certain factors that may adversely affect the business of Carlisle are discussed in our periodic reports referred to in "Where You Can Find More Information" below. For example, our Annual Report on Form 10-K for the year ended December 31, 2005 contains a discussion of significant risks that could be relevant to an investment in the Notes.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. This information may be read and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0102. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available from the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.

        We "incorporate by reference" in this prospectus supplement and the accompanying prospectus certain documents that we file with the SEC, which means:

  •
  we can disclose important information to you by referring you to those documents;

  •
  information incorporated by reference is considered to be part of this prospectus and the accompanying prospectus, even though it is not repeated in this prospectus supplement or the accompanying prospectus; and

  •
  information that we file later with the SEC will automatically update and supersede this prospectus supplement and the accompanying prospectus.

        We incorporate by reference the documents listed below and all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this prospectus supplement and until completion of the offering of Notes offered under this prospectus supplement, other than current reports (or portions thereof) furnished under Items 2.02 or 7.01 of Form 8-K:

  •
  Annual Report on Form 10-K for the year ended December 31, 2005;

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006; and

  •
  Current Reports on Form 8-K filed on February 14, 2006, April 12, 2006, and June 1, 2006.

        You may obtain a copy of these filings at no cost, by writing or telephoning us at the following address:

Carlisle Companies Incorporated
13925 Ballantyne Corporate Place
Suite 400
Charlotte, NC 28277
Attn: Secretary
Tel: (704) 501-1100

SPECIAL NOTE ON FORWARD LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus contain or incorporate by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are made based on known events and circumstances at the time of publication, and as such, are subject in the future to unforeseen risks and uncertainties. It is possible that the Company's future performance may differ materially from current expectations expressed in these forward-looking statements, due to a variety of factors such as:

  •
  increasing price and product/service competition by foreign and domestic competitors, including new entrants;

  •
  technological developments and changes;

  •
  the ability to continue to introduce competitive new products and services on a timely, cost effective basis;

  •
  the Company's mix of products/services;

  •
  increases in raw material costs which cannot be recovered in product pricing; domestic and foreign governmental and public policy changes including environmental regulations;

  •
  threats associated with and efforts to combat terrorism;

  •
  protection and validity of patent and other intellectual property rights;

  •
  the successful integration and identification of the Company's strategic acquisitions;

  •
  the cyclical nature of the Company's businesses; and

  •
  the outcome of pending and future litigation and governmental proceedings.

In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. Further, any conflict in the international arena may adversely affect the general market conditions and the Company's future performance. The Company undertakes no duty to update forward-looking statements.

USE OF PROCEEDS

        The net proceeds, before expenses, to us from the sale of the Notes are estimated to be approximately $             million. We intend to use approximately $115 million of the net proceeds from this offering to reduce the trade accounts receivable sold under our receivables facility. Additionally, we intend to use approximately $20 million of the net proceeds from this offering to repay all amounts outstanding under our $55.0 million uncommitted line of credit, which represents a portion of our short-term debt. Any remaining net proceeds will be used to fund our working capital needs.

CAPITALIZATION

        The following table sets forth the consolidated capitalization of the Company at June 30, 2006 on an historical basis, and as adjusted to give effect to the sale by the Company of the Notes offered hereby and the application of the net proceeds therefrom. See "Use of Proceeds" above.

	At June 30, 2006
	Actual	As Adjusted
	(in thousands, except share amounts)
Short-term debt (including current maturities)(1)	$42,468	$
Long-term debt (excluding current maturities):
7.25% senior notes due January 15, 2007	150,000
6.70% senior notes due May 15, 2008	100,000
Industrial development and revenue bonds due through 2014	24,535
Notes offered hereby(2)	—
Other, including capital lease obligations	7,469

Total long-term debt	282,004
Shareholders' equity:
Common stock, $1 par value. Authorized 100,000,000 shares; 39,330,624 shares issued; 30,587,923 outstanding	39,331
Additional paid-in-capital	67,612
Unearned compensation	(5,236)
Cost of shares in treasury	(166,971)
Accumulated other comprehensive income	14,680
Retained earnings	893,789

Total shareholders' equity	843,205

Total capitalization	$1,167,677	$

(1)
We intend to use a portion of the net proceeds from this offering to repay all amounts outstanding under our $55.0 million uncommitted line of credit, under which $5.5 million was outstanding at June 30, 2006. See "Use of Proceeds."

(2)
We intend to use approximately $115 million of the net proceeds from this offering to reduce the trade accounts receivable sold under our receivables facility. See "Use of Proceeds."

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The selected historical consolidated financial data of the Company for each of the five years ended December 31, 2005 have been derived from the audited consolidated financial statements of the Company included in the documents incorporated by reference herein. The selected historical consolidated financial data for the six months ended June 30, 2005 and 2006 is unaudited; however, in the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the consolidated financial position and results of operations for these periods have been included. Operating results for the six months ended June 30, 2006 are not necessarily indicative of the results that may be expected for the full year. The following data should be read in conjunction with the Company's consolidated financial statements and related notes thereto included in its Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, each of which is incorporated by reference herein.

	Year Ended December 31,					Six Months Ended June 30,
	2005	2004*	2003*	2002*	2001*	2006	2005*
	(in thousands, except per share data and ratios)					(unaudited)
Summary of Operations
Net sales	$2,209,610	$1,999,830	$1,692,582	$1,552,205	$1,390,296	$1,313,809	$1,129,334
Gross margin	438,916	389,597	343,887	308,803	263,662	274,176	231,294
Selling and administrative expenses	214,887	201,700	179,295	176,430	168,918	122,034	110,755
Research and development expenses	15,386	14,630	14,875	14,709	11,742	7,585	7,733
Other (income) expense, net	(823)	(191)	(4,424)	155	30,111	(2,236)	654
Earnings before interest and income taxes	209,466	173,458	154,141	117,509	52,891	146,793	112,152
Interest expense, net	15,908	14,378	13,937	16,685	28,237	9,619	8,038
Income from continuing operations, net of tax	133,334	110,612	94,602	65,646	15,645	93,732	70,837
Basic earnings per share	4.34	3.56	3.08	2.16	0.52	3.07	2.29
Diluted earnings per share	4.29	3.52	3.07	2.15	0.52	3.02	2.26
(Loss) Income from discontinued operations, net of tax	(26,969)	(31,000)	(5,682)	6,732	9,196	3,492	(7,908)
Basic earnings per share	(0.88)	(0.99)	(0.18)	0.22	0.30	0.11	(0.26)
Diluted earnings per share	(0.87)	(0.98)	(0.19)	0.22	0.30	0.12	(0.25)
Income before cumulative effect of change in accounting	106,365	79,612	88,920	72,378	24,841	97,224	62,929
Basic earnings per share	3.46	2.57	2.90	2.38	0.82	3.18	2.03
Diluted earnings per share	3.42	2.54	2.88	2.37	0.82	3.14	2.01
Cumulative effect of change in accounting principle, net of tax	—	—	—	(43,753)	—	—	—
Basic earnings per share	—	—	—	(1.44)	—	—	—
Diluted earnings per share	—	—	—	(1.43)	—	—	—
Net income	106,365	79,612	88,920	28,625	24,841	97,224	62,929
Basic earnings per share	3.46	2.57	2.90	0.94	0.82	3.18	2.03
Diluted earnings per share	3.42	2.54	2.88	0.94	0.82	3.14	2.01
Financial Position
Net working capital(1)	$288,461	$268,247	$218,203	$131,861	$259,966	$376,311	$324,525
Total assets	1,563,257	1,501,241	1,434,970	1,328,787	1,415,724	1,701,574	1,604,903
Long-term debt(3)	283,297	259,554	267,746	267,739	440,180	282,004	283,383
% of total capitalization(2)	28.0%	27.1%	29.8%	32.6%	44.9%	25.1%	28.2%
Shareholders' equity	730,239	698,487	631,930	553,077	540,284	843,205	720,692
Other Data
Average shares outstanding—basic	30,736	31,032	30,705	30,441	30,260	30,543	30,960
Average shares outstanding—diluted	31,078	31,409	30,863	30,583	30,450	31,010	31,340
Dividends paid	$29,608	$27,960	$26,695	$25,887	$24,883	$15,360	$14,304
Per share	0.96	0.90	0.87	0.85	0.82	0.50	0.46
Capital expenditures	101,203	70,465	37,427	30,196	59,497	50,892	50,704
Depreciation and amortization	53,221	48,941	47,748	44,823	45,713	28,351	26,848
Ratio of earnings to fixed charges(4)	9.00	8.83	7.81	5.05	1.60	12.31	n/a

*
The figures for the six months ended June 30, 2005, and the year ended December 31, 2004 and prior years have been revised to reflect discontinued operations and certain reclassifications to conform to the presentation for the six months ended June 30, 2006 and the year ended December 31, 2005.

(1)
Net working capital defined as total current assets less total current liabilities.

(2)
% of total capitalization defined as long-term debt divided by long-term debt plus shareholders' equity.

(3)
Long-term debt includes discontinued operations of $871 at December 31, 2005; $1,170 at December 31, 2004; $1,280 at December 31, 2003; $1,715 at December 31, 2002; $1,627 at December 2001 and $970 at June 30, 2005.

(4)
For purposes of computing the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes plus fixed charges. Fixed charges consist of interest expense (including capitalized interest) and the portion of rental expense that is representative of the interest factor.

DESCRIPTION OF THE NOTES

        The following description of the particular terms of the Notes offered hereby (referred to in the accompanying Prospectus as the "Debt Securities") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth under the caption "Description of Debt Securities" in the accompanying Prospectus, to which description reference is hereby made. Except as otherwise defined herein, capitalized terms defined in the accompanying Prospectus have the same meanings when used herein.

General

        The Notes will be limited to $            aggregate principal amount and will mature on            , 2016. The Notes will be issued pursuant to an indenture dated as of January 15, 1997 between the Company and U.S. Bank National Association (as successor to State Street Bank and Trust Corporation, as successor to Fleet National Bank), as supplemented for the purpose of appointing The Bank of New York Trust Company, N.A. to act as the trustee for the Notes. We will issue the Notes in minimum denominations of $2,000 and integral multiples of $1,000. We may, from time to time, without the consent of the existing holders of the Notes, issue additional notes under the Indenture having the same terms as the Notes in all respects, except for the issue date, the issue price and the initial interest payment date. Any such additional notes will be consolidated with and form a single series with the Notes being offered by this Prospectus Supplement. In addition to the Notes, we may issue other series of debt securities under the Indenture. There is no limit on the total aggregate principal amount of debt securities that we can issue under the Indenture.

        Interest at the annual rate set forth on the cover page of this Prospectus Supplement will accrue from August     , 2006 and is to be payable semiannually in arrears on             and            of each year, commencing            , 2007, to the Persons in whose names the Notes are registered at the close of business on the preceding            and             , respectively. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. All payments on the Notes will be made in United States dollars.

        The Notes will be general unsecured obligations of the Company and will rank equally with the Company's existing and future unsecured and unsubordinated indebtedness. The Notes will be effectively subordinated to any existing or future debt or other liabilities of any of our subsidiaries. The Notes will not be subject to any sinking fund.

        The discharge and defeasance provisions and the covenant provisions described in the accompanying Prospectus under the caption "Description of Debt Securities—Covenant Defeasance and Defeasance" and "—Covenants Applicable to Senior Securities" will apply to the Notes.

Optional Redemption

        The Notes may be redeemed at our option, at any time in whole or from time to time in part. The redemption price for the Notes to be redeemed on any redemption date will be equal to the greater of:

  •
  100% of principal amount of the Notes being redeemed on the redemption date; or

  •
  the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed on the redemption date (not including any portion of such interest payments accrued as of the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus    basis points;

plus, in each case, accrued and unpaid interest on the Notes to the redemption date.

        As used in this section "—Optional Redemption," the following terms have the following meanings:

        "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

        "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

        "Independent Investment Banker" means Banc of America Securities LLC, Citigroup Global Markets Inc. or another independent investment banking institution of national standing appointed by us.

        "Reference Treasury Dealer" means Banc of America Securities LLC, Citigroup Global Markets Inc. and two other primary U.S. Government securities dealers selected by us (each a "Primary Treasury Dealer"), and their respective successors, but if any of the foregoing ceases to be a Primary Treasury Dealer, we will appoint another Primary Treasury Dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        Holders of the Notes to be redeemed will receive notice of such redemption by first-class mail at least 30 and not more than 60 days before the redemption date. Once notice of redemption is mailed, the Notes to be redeemed will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date.

        On and after the redemption date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on that date. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by lot by The Depository Trust Company, in the case of Notes represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of Notes that are not represented by a global security.

Book-Entry, Delivery and Form

        The Notes will be issued in the form of one or more fully registered global notes (the "Global Notes") which will be deposited on August    , 2006 with, or on behalf of, The Depository Trust Company, New York, New York (the "Depository") and registered in the name of Cede & Co., the Depository's nominee. Notes in definitive form will not be issued, except for a few special situations described in the accompanying prospectus under the caption "Description of Debt Securities—Global Securities—Special Situations When a Global Security Will Be Terminated." Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depository.

        Investors may elect to hold interests in the Global Notes through either the Depository (in the United States) or Clearstream Banking, Société anonyme ("Clearstream Luxembourg") or Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear") (in Europe) if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream

Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream Luxembourg's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the Depository. Citibank, N.A. will act as depositary for Clearstream Luxembourg, and JPMorgan Chase Bank, N.A. will act as depositary for Euroclear (in such capacities, the "U.S. Depositaries"). Beneficial interests in the Global Notes will be held in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

        Clearstream Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations ("Clearstream Luxembourg Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg Participants through electronic book-entry changes in accounts of Clearstream Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Luxembourg Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the Underwriters. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Luxembourg Participant either directly or indirectly.

        Distributions with respect to Notes held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Luxembourg Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream Luxembourg.

        Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator"), under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

        The Euroclear Operator was launched on December 31, 2000, and replaced Morgan Guaranty Trust Company of New York as the operator of and banker to the Euroclear system. Euroclear Bank S.A./N.V. has capital of approximately EUR 1 billion.

        Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

        Investors may elect to hold interests in the Global Notes through either the Depository (in the United States) or Clearstream Luxembourg or Euroclear (in Europe) if they are participants of such systems, or indirectly through organizations that are participants in such systems. The Notes have been approved by Euroclear and Clearstream Luxembourg.

        Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear. In the event definitive Notes are issued, the Company will promptly provide notice to the holders of the Notes and appoint a paying agent and transfer agent in Luxembourg and Singapore.

Global Clearance and Settlement Procedures

        Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between participants of the Depository ("DTC Participants") will occur in the ordinary way in accordance with Depository rules and will be settled in immediately available funds using the Depository's Same-Day Funds Settlement System. Secondary market trading between Clearstream Luxembourg Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

        Cross-market transfers between persons holding directly or indirectly through the Depository on the one hand, and directly or indirectly through Clearstream Luxembourg or Euroclear Participants, on the other, will be effected in the Depository in accordance with the Depository rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving Notes in the Depository, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depository. Clearstream Luxembourg Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

        Because of time-zone differences, credits of Notes received in Clearstream Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the Depository settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Euroclear or Clearstream Luxembourg Participants on such business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of Notes by or through a Clearstream Luxembourg Participant or a Euroclear Participant to a DTC Participant will be received with value on the Depository settlement date but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in the Depository.

        Although the Depository, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of the Depository, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion summarizes certain material U.S. federal income tax considerations that may be relevant to the acquisition, ownership and disposition of the Notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service ("IRS") will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income tax consequences of acquiring, holding or disposing of the Notes.

        In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder's circumstances, or to certain categories of investors that may be subject to special rules, such as financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, dealers in securities or currencies, persons whose functional currency is not the U.S. dollar, partnerships or other pass-through entities for U.S. federal income tax purposes, U.S. expatriates, or persons who hold the Notes as part of a hedge, conversion transaction, straddle or other risk-reduction transaction. This summary does not consider any tax consequences arising under U.S. federal gift and estate tax law or under the laws of any foreign, state, local or other jurisdiction.

        Except as otherwise provided, this discussion is limited to initial investors who purchase the Notes for cash at the initial "issue price" (i.e., the initial offering price to the public, excluding bond houses and brokers, at which price a substantial amount of such Notes is sold) that hold the Notes as capital assets (generally for investment purposes).

        If an entity treated as a partnership for United States federal income tax purposes holds the Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding a Note, and partners in a partnership holding a Note, should consult their tax advisors.

        This discussion of certain material U.S. federal income tax considerations is for general information only and is not intended as tax advice to any particular investor. Each prospective investor should consult its own independent tax advisor regarding its particular situation and the federal, state, local and foreign tax consequences of purchasing, holding and disposing of the Notes, including the consequences of any proposed change in applicable laws.

Consequences to U.S. Holders

        You are a "U.S. Holder" for purposes of this discussion if you are a beneficial owner of a Note and you are for U.S. federal income tax purposes:

  •
  an individual who is a U.S. citizen or U.S. resident alien;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

  Interest on the Notes

        You will generally be required to recognize as ordinary income any interest paid or accrued on the Notes, in accordance with your regular method of accounting for U.S. federal income tax purposes. We expect that the Notes will have an issue price at or near its face amount and thus will not have original issue discount.

        A U.S. Holder may decrease the issue price of a Note by the amount of pre-issuance accrued interest if a portion of its initial purchase price is attributable to pre-issuance accrued interest, the first stated interest payment on the Note is to be made within one year of the Note's issue date and the payment will equal or exceed the amount of pre-issuance accrued interest. If the issue price is decreased under this method, a portion of the first stated interest payment on the Note will be treated as a return of excluded pre-issuance accrued interest and not as an amount of taxable income payable on the Note.

        A U.S. Holder who purchases Notes at a premium in excess of its stated principal amount (apart from pre-issuance accrued interest) or at a discount should consult with its independent tax advisors about the potential application of the bond premium or market discount rules.

  Additional Amounts

        In one or more circumstances, we may be obligated to pay amounts in excess of stated interest or principal on the Notes. According to Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest income a U.S. Holder recognizes if there is only a remote chance as of the date the Notes were issued that such payments will be made. We believe that the likelihood that we will be obligated to make any such payments is remote. Therefore, we do not intend to treat the potential payment of additional amounts yield to maturity of any Notes.

  Disposition of the Notes

        You will generally recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a Note. This gain or loss will equal the difference between your adjusted tax basis in the Note and the proceeds you receive for the Note, excluding any proceeds attributable to accrued interest on the Note which will be recognized as ordinary interest income to the extent you have not previously included the accrued interest in gross income. The proceeds you receive will include the amount of any cash and the fair market value of any other property received for the Note. Your adjusted tax basis in the Note will generally equal the amount you paid for the Note subject to adjustments for any bond premium and market discount as required under the Code. Under current United States federal income tax law, net long-term capital gains of non-corporate U.S. Holders (including individuals) are eligible for taxation at preferential rates. The deductibility of capital losses against ordinary income is subject to limitation.

  Information Reporting and Backup Withholding

        Information reporting will apply to payments of interest on, or the proceeds of the sale or other disposition of, Notes held by you, and backup withholding (currently at a rate of 28%) may apply unless you provide your taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding.

        Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you provide the required information or appropriate claim form to the IRS on a timely basis.

Consequences to Non-U.S. Holders

        You are a non-U.S. Holder for purposes of this discussion if you are a beneficial owner of Notes that is neither a U.S. Holder nor a partnership or other pass through entity for U.S. federal income tax purposes.

  Interest on the Notes

        Payments of interest on the Notes generally will be exempt from U.S. federal income tax and withholding tax under the "portfolio interest" exemption if you properly certify as to your foreign status as described below, and:

  •
  you do not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote; and

  •
  you are not a "controlled foreign corporation" that is related to us.

        The portfolio interest exemption and several of the special rules for non-U.S. Holders described below generally apply only if you appropriately certify as to your foreign status. You can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent certifying under penalty of perjury that you are not a U.S. person. If you hold the Notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

        If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax, unless you are eligible for treaty benefits and provide us with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of an applicable income tax treaty, or the payments of interest are effectively connected with your conduct of a trade or business in the United States and you meet the certification requirements described below. See below "—Income or Gain Effectively Connected with a U.S. Trade or Business."

  Disposition of Notes

        You generally will not be subject to U.S. federal income tax (and generally no tax will be withheld) on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a Note unless:

  •
  the gain is effectively connected with the conduct by you of a U.S. trade or business (and in the case of an applicable income tax treaty, is attributable to your permanent establishment in the United States); or

  •
  you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

  Income or Gain Effectively Connected with a U.S. Trade or Business

        If any interest on the Notes or gain from the sale, redemption, exchange, retirement or other taxable disposition of the Notes is effectively connected with a U.S. trade or business conducted by you (and in the case of an applicable income tax treaty, is attributable to your permanent establishment in the United States), then the income or gain will be subject to U.S. federal income tax at regular graduated income tax rates, but will not be subject to withholding tax if certain certification requirements are satisfied. You can generally meet the certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to us, or our paying agent. If you are a corporation, the portion of your earnings and profits that is effectively connected with your U.S. trade or business (and, in the case of an applicable income tax treaty, is attributable to your permanent establishment in the United States) also may be subject to an additional "branch profits tax" at a 30% rate, although an applicable tax treaty may provide for a lower rate.

  Information Reporting and Backup Withholding

        Payments to non-U.S. Holders of interest on a Note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you.

        Backup withholding tax generally will not apply to payments of interest and principal on a Note to a non-U.S. Holder if certification, such as an IRS Form W-8BEN described above in "Consequences to Non-U.S. Holders—Interest on the Notes," is duly provided by the holder or the holder otherwise establishes an exemption, provided that we do not have actual knowledge or reason to know that the holder is a United States Person.

        Payment of the proceeds of a sale of a Note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your foreign status and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the sale of a Note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are a non-U.S. Holder and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the sale of a Note effected outside the United States by such a broker if the broker:

  •
  is a U.S. person;

  •
  derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

  •
  is a controlled foreign corporation for U.S. federal income tax purposes; or

  •
  is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by U.S. persons or is engaged in the conduct of a U.S. trade or business.

        Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be credited against your U.S. federal income tax liability and any excess may be refundable if the proper information is provided to the IRS on a timely basis.

UNDERWRITING

        We are offering the Notes described in this prospectus supplement through a number of underwriters. Banc of America Securities LLC and Citigroup Global Markets Inc. are the representatives of the underwriters. We have entered into a firm commitment underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, the aggregate principal amount of Notes listed next to its name in the following table:

Underwriter	Principal Amount of Notes
Banc of America Securities LLC	$
Citigroup Global Markets Inc.

Total	$

        The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will purchase all of the Notes offered by this prospectus supplement if any of the Notes are purchased.

        We have been advised by the underwriters that the underwriters propose to offer the Notes initially to the public at the public offering price shown on the cover page hereof and to certain dealers at that price less a selling concession of            % of the principal amount of the Notes. The underwriters may allow, and such dealers may reallow, a concession of             % of the principal amount of the Notes on sales to certain other dealers. After the initial offering of the Notes, the underwriters may change the offering price and other selling terms.

        We estimate that our expenses for this offering will be approximately $250,000.

        We have agreed to indemnify the underwriters and certain controlling persons against certain liabilities, including certain liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

        The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the Notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes or that an active public market for Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

        In connection with the offering of the Notes, the representatives may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the representatives may overallot in connection with the offering, creating a short position. In addition, the representatives may bid for, and purchase, the Notes in the open market to cover short positions or to stabilize the price of the Notes. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market price of the Notes. The underwriters will not be required to engage in these activities, and may engage in these activities, and may end any of these activities, at any time without notice.

        The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State at any time:

  •
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than E43,000,000 and (3) an annual net turnover of more than E50,000,000, as shown in its last annual or consolidated accounts;

  •
  to investors with the minimum total consideration per investor of E50,000; or

  •
  in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of the preceding paragraph, the expression an "offer of Notes to the public" in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Each underwriter has represented and agreed in respect of the United Kingdom that:

  •
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  •
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

        In the ordinary course of business, the underwriters or their affiliates have provided and may in the future provide commercial banking, financial advisory or investment banking services for us and our subsidiaries for which they have received or will receive customary compensation.

        In compliance with guidelines of the National Association of Securities Dealers, Inc., the maximum compensation to the underwriters in connection with the sale of notes pursuant to this prospectus supplement and the accompanying prospectus will not exceed 8% of the total offering price to the public of such notes as set forth on the cover page of this prospectus supplement. It is anticipated that such maximum compensation will be significantly less than 8%.

LEGAL MATTERS

        The validity of the Notes will be passed upon for the Company by Steven J. Ford, Esq., the Company's General Counsel, and for the Underwriters by Shearman & Sterling LLP, New York, New York. Mr. Ford is also a Vice President and the Secretary of the Company and beneficially owns certain securities of the Company.

EXPERTS

        The consolidated financial statements of the Company at December 31, 2005 and for the year ended December 31, 2005 appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2005, including the schedule appearing therein, and the Company management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule and management's assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of the Company as of December 31, 2004 and for each of the two years in the period then ended appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by KPMG LLP, independent registered public accounting firm, and have been incorporated herein by reference in reliance upon KPMG LLP's report given on the authority of such firm as experts in auditing and accounting.

PROSPECTUS

$400,000,000

CARLISLE COMPANIES INCORPORATED

Debt Securities
Preferred Stock
Common Stock

CARLISLE CAPITAL TRUST ONE

Trust Preferred Securities
Guaranteed as set forth herein by
CARLISLE COMPANIES INCORPORATED

        We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and the prospectus supplements carefully before you invest.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 5, 2002

WHERE YOU CAN FIND MORE INFORMATION

        Carlisle Companies Incorporated files annual, quarterly and special reports and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 and in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

        Our common stock is listed on the New York Stock Exchange and you can inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 by us until our offering of securities has been completed. This prospectus is part of a registration statement filed with the SEC.

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  Annual Report on Form 10-K for the year ended December 31, 2001;

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  Quarterly Reports on Form 10-Q for the quarter ended March 31, 2002; and

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  Current Reports on Form 8-K dated May 8, 2002.

        You may obtain a copy of these filings at no cost, by writing or telephoning us at the following address:

  Carlisle Companies Incorporated
  13925 Ballantyne Corporate Place
  Suite 400
  Charlotte, NC 28277
  Attn.: Secretary

        Carlisle Capital Trust One (the "trust") is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than its holding as trust assets our subordinated debt securities and the issuing of the trust preferred securities. Further, 100% of the outstanding voting securities of the trust is or will be owned by us and the preferred securities guarantee that we will issue in connection with any issuance of trust preferred securities by the trust, together with our obligations under the subordinated debt securities and related agreements and instruments, will constitute a full and unconditional guarantee on a subordinated basis by us of payments due on the trust preferred securities. Accordingly, pursuant to Rule 3-10(b) of Regulation S-X under the Securities Act of 1933 and the Securities Exchange Act of 1934, no separate financial statements for the trust have been included or incorporated by reference in the registration statement and pursuant to Rule 12h-5 under the Securities Exchange Act of 1934 the trust will not be subject to the information reporting requirements of the Securities Exchange Act of 1934.

CARLISLE COMPANIES INCORPORATED

        We manufacture and distribute a wide variety of products across a broad range of industries, including, among others, roofing, construction, trucking, automotive, foodservice, industrial equipment, lawn and garden and aircraft manufacturing. The company markets its products both as a component supplier to original equipment manufacturers ("OEMs"), as well as directly to end users. Sales of the company's products are reported by the following six industry segments: Construction Materials, Industrial Components, Specialty Products, Automotive Components, Transportation Products and General Industry (All Other).

        The terms "we", "our" "us" and "the company" refer to Carlisle Companies Incorporated and its wholly owned subsidiaries and any other divisions or subsidiaries.

CARLISLE CAPITAL TRUST ONE

        Carlisle Capital Trust One is a Delaware business trust formed to raise capital for us by issuing preferred securities under this prospectus and a prospectus supplement, and investing the proceeds in subordinated debt securities issued by us. We will directly or indirectly own all of the common securities of the trust. The common securities will rank equally with, and the trust will make payments on the common securities in proportion to, the trust preferred securities, except that if an event of default occurs under the declaration of trust of the trust, our rights, as holder of the common securities, to payments will be subordinated to your rights as holder of the trust preferred securities. We will, directly or indirectly, acquire common securities in an aggregate liquidation amount equal to three percent of the total capital of the trust.

        As holder of the common securities of the trust, we are entitled to appoint, remove or replace any of, or increase or decrease the number of, the trustees of our trust provided that the number of trustees shall be at least two. The trust's business and affairs will be conducted by the trustees we appoint. The trustees' duties and obligations are governed by the declaration of trust. Prior to the issuance of any trust preferred securities, we will ensure that one trustee of the trust is a financial institution, will not be an affiliate of ours and will act as property trustee and indenture trustee for purposes of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). In addition, unless the property trustee maintains a principal place of business in the State of Delaware and meets the other requirements of applicable law, one trustee of the trust will have its principal place of business or reside in the State of Delaware.

        We will pay all of the trust's fees and expenses, including those relating to any offer of trust preferred securities. In addition, we will enter into a guarantee with respect to each series of trust preferred securities under which we will irrevocably and unconditionally agree to make certain payments to the holders of that series of trust preferred securities, subject to applicable subordination provisions, except that the guarantee will only apply when the trust has sufficient funds immediately available to make those payments but has not made them.

        The principal office of the trust is c/o Carlisle Companies Incorporated, 13925 Ballantyne Corporate Place, Suite 400, Charlotte, NC 28277, Attn: Secretary.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth the company's ratio of earnings to fixed charges for periods indicated:

		Year Ended December 31
	3 Months Ended 3/31/02
		2001	2000	1999	1998	1997
Ratio of Earnings to Fixed Charges*	4.04	1.95	5.27	7.41	5.19	6.06

*
The company has not issued preferred stock, therefore the ratios of earnings to combined fixed charges and preferred stock dividends are the same as the ratios presented above.

        For purposes of computing the ratio of earnings to fixed charges, earnings consist of the sum of our pretax income from continuing operations and fixed charges. Fixed charges consist of interest expense, amortization of debt discount, premium and expense, capitalized interest and a portion of lease payments considered to represent an interest factor. The earnings to fixed charges calculation reflects the company's proportionate share of income, expense and fixed charges attributable to the company's investment in majority-owned unconsolidated subsidiaries and joint ventures.

USE OF PROCEEDS

        Except as may be described otherwise in a prospectus supplement, we will use the net proceeds from the sale of the securities to repay, redeem or repurchase outstanding indebtedness and for general corporate purposes of the company, including working capital, capital expenditures and to finance acquisitions. Pending such use, we may invest the proceeds in marketable securities.

PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell the following securities or any combination thereof in one or more offerings up to a total dollar amount of $400,000,000, or the equivalent thereof if any of the securities are denominated in a currency, currency unit or composite currency ("currency") other than the U.S. dollar:

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  unsecured debt securities, which may be either senior (the "senior securities") or subordinated (the "subordinated securities");

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  shares of preferred stock (the "preferred stock");

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  shares of common stock (the "common stock"); and

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  trust preferred securities issued by Carlisle Capital Trust One (the "trust preferred securities"), guaranteed as set forth herein by Carlisle Companies Incorporated.

        The terms of the securities will be determined at the time of offering. We will also refer to the securities proposed to be sold under this prospectus and an accompanying prospectus supplement as the "offered securities" or the "securities".

PROSPECTUS SUPPLEMENT

        This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information".

        The prospectus supplement to be attached to the front of this prospectus will describe: the terms of the securities offered, any initial public offering price, the price paid to us for the securities, the net proceeds to us and the other specific terms related to the offering of the securities. For more detail on the terms of the securities, you should read the exhibits filed with our registration statement.

DESCRIPTION OF DEBT SECURITIES

        We may issue debt securities from time to time in one or more distinct series. This section summarizes the material terms of the debt securities that we anticipate will be common to all series. Most of the financial and other specific terms of any series of debt securities that we offer will be described in a prospectus supplement to be attached to the front of this prospectus. Since the terms of specific debt securities may differ from the general information we have provided below, you should rely on information in the prospectus supplement that contradicts different information below.

        As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called an "indenture". An indenture is a contract between us and a financial institution acting as trustee on your behalf. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described later. Second, the trustee performs certain administrative duties for us.

        The securities will be issued under an indenture dated as of January 15, 1997, as it may be supplemented from time to time (the "indenture"), between the company and State Street Bank and Trust Corporation (successor-in-interest to Fleet National Bank). Manufacturers and Traders Trust Company will now be acting as trustee (the "trustee") under the indenture. The indenture provides that there may be more than one trustee, each with respect to one or more series of debt securities. If there is more than one trustee under the indenture, the powers and trust obligations of each trustee as described in this prospectus will extend only to the series of debt securities for which it is trustee. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        Because this section is a summary, it does not describe every aspect of the debt securities and the indenture. We urge you to read the indenture, because it, and not this description, defines your rights as a holder of debt securities. For example, in this section, we use certain defined terms to signify terms that are specifically defined in the indenture. Some of the definitions are repeated in this prospectus, but for the rest you will need to read the indenture. We have filed the indenture as an exhibit to a registration statement that we have filed with the SEC. See "Where You Can Find More Information" for information on how to obtain a copy of the indenture.

        Except if specified otherwise in the prospectus supplement, the debt securities will not be listed on any securities exchange.

General

        The debt securities will be our unsecured obligations. The senior securities will rank equally with all our other unsecured and unsubordinated indebtedness. The subordinated securities will be subordinated in right of payment to the prior payment in full of our senior indebtedness as described under "Subordination".

        The indenture provides that any debt securities proposed to be sold under this prospectus and the attached prospectus supplement ("offered debt securities") as well as other unsecured debt securities issued by us, may be issued under the indenture in one or more series.

        With respect to the offered debt securities and any underlying debt securities, you should read the prospectus supplement for the following terms:

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  The title of the debt securities and whether the debt securities will be senior securities or subordinated securities.

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  The total principal amount of the debt securities and any limit on the total principal amount of debt securities of the series.

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  If not the principal amount of the debt securities, the portion of the principal amount payable upon acceleration of the maturity of the debt securities or how this portion will be determined.

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  The date or dates, or how the date or dates will be determined or extended, when the principal of the debt securities will be payable.

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  The interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, whether interest is payable in cash or otherwise, or how the rate or rates will be determined, the date or dates from which any interest will accrue or how the date or dates will be determined, the interest payment dates, any record dates for these payments and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months.

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  Any optional redemption provisions.

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  Any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities.

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  The form in which we will issue the debt securities, if other than in registered book-entry only form represented by global securities; whether we will have the option of issuing debt securities in "certificated" form; whether we will have the option of issuing certificated debt securities in bearer form if we issue the securities outside the United States to non-U.S. persons; any restrictions on the offer, sale or delivery of bearer securities and the terms, if any, upon which bearer securities of the series may be exchanged for registered securities of the series and vice versa (if permitted by applicable laws and regulations).

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  If other than U.S. dollars, the currency or currencies of the debt securities.

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  Whether the amount of payments of principal, premium or interest, if any, on the debt securities will be determined with reference to an index, formula or other method (which could be based on one or more currencies, commodities, equity indices or other indices) and how these amounts will be determined.

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  The place or places, if any, other than or in addition to The City of New York, of payment, transfer, conversion and/or exchange of the debt securities.

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  If other than denominations of $1,000 or any integral multiple in the case of registered securities issued in certificated form and $5,000 in the case of non-registered securities issued in bearer form, the denominations in which the offered debt securities will be issued.

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  The applicability of the provisions of article thirteen of the indenture described under "Defeasance" and any provisions in modification of, in addition to or in lieu of any of these provisions.

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  Any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events.

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  Any provisions for convertibility or exchangeability of the debt securities into or for any other securities.

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  Any changes or additions to the events of default or covenants contained in the applicable indenture.

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  Any other terms of the debt securities.

        The indenture does not limit the amount of debt securities that may be issued from time to time. Debt securities issued under the indenture, when a single trustee is acting for all debt securities issued under the indenture, are called the "indenture securities". The indenture also provides that there may be more than one trustee, each with respect to one or more different series of indenture securities. See below "Resignation of Trustee". At a time when two or more trustees are acting under the indenture, each with respect to only certain series, the term "indenture securities" means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under the indenture, the powers and trust obligations of each trustee described in this prospectus will extend only to the one or more series of indenture securities for which it is trustee. If two or more trustees are acting under the indenture, then the indenture securities for which each trustee is acting would be treated as if issued under separate indentures.

        The indenture does not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity. See "Limitations on Secured Debt" and "Limitations on Sales and Leasebacks". We refer you to the prospectus supplement for information with respect to any deletions from, modifications of or additions to our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

        We have the ability to issue indenture securities with terms different from those of indenture securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of indenture securities and issue additional indenture securities of that series unless the reopening was restricted when that series was created.

Additional Mechanics

        We may issue the debt securities in registered form, in which case we may issue them either in book-entry form only or in "certificated" form. Debt securities issued in book-entry form will be represented by global securities. We expect that we will usually issue debt securities in book-entry only form represented by global securities. We also will have the option of issuing debt securities in non-registered form as bearer securities if we issue the securities outside the United States to non-U.S. persons. In that case, the prospectus supplement will set forth the mechanics for holding the bearer securities, including the procedures for receiving payments, for exchanging the bearer securities for registered securities of the same series, and for receiving notices. The prospectus supplement will also describe the requirements with respect to our maintenance of offices or agencies outside the United States and the applicable U.S. tax law requirements.

        We may issue some of the debt securities at a substantial discount (bearing no interest or interest at below market rates) ("discount securities") to their stated principal amount. In this case, you should read the prospectus supplement for any United States federal income tax consequences and other special considerations applicable to any such debt securities. If any series of debt securities is sold for, payable in or denominated in one or more currencies (other than U.S. dollars) the prospectus supplement will describe any restrictions, elections, terms and other information relating to those series and currencies, and will contain a discussion of the United States federal income tax and other considerations.

Covenants Applicable to Senior Securities

        Limitations on Secured Debt.    We covenant in the indenture that neither we nor any of our subsidiaries will pledge or subject to any lien any of our principal property (as defined below) or the principal property, shares of stock or debt of any significant subsidiary, unless the debt securities issued under the indenture are secured by this pledge or lien equally and ratably with other indebtedness thereby secured. There are excluded from this covenant:

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  liens existing at the time the debt securities were first issued under the indenture;

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  liens on property existing at the time the property became our property;

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  liens in our favor or in favor of our subsidiaries;

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  liens in favor of the United States of America or any State or department or agency of the United States;

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  liens on any real or personal property existing at the time of acquisition of this property or created within one year of the acquisition;

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  liens to purchase property or to bear the costs of construction or improvement of such property; and

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  liens securing industrial revenue, development or similar bonds.

        Limitations on Sales and Leasebacks.    We covenant in the indenture that neither we nor any of our significant subsidiaries will enter into any sale or leaseback transaction with respect to any principal property (except a lease for a temporary period, including renewals, not exceeding three years and except leases between us and certain of our subsidiaries or between those subsidiaries).

        This restriction does not apply if the following conditions are met:

            (i)  after the transaction, the aggregate amount of all attributable debt (as defined below) with respect to all transactions of the same type occurring after the date of the indenture and existing at that time (other than the sales and leaseback transactions as are in compliance with the provisions described in clause (ii) of this paragraph) plus all our secured indebtedness then outstanding incurred after the date of the indenture (which would otherwise be prohibited by the covenant described in "Limitations on Secured Debt" above) would not exceed 10% of consolidated net tangible assets; or

           (ii)  (a) the gross proceeds of the sales or transfer of the property leased equals or exceeds the fair market value of that property and (b) within one year after the sale or transfer, we or any of our subsidiaries: (1) apply all of the net proceeds to the retirement of our or our subsidiaries' funded debt (as defined in the indenture) (other than at maturity or pursuant to any mandatory sinking fund payment or mandatory prepayment provision) or (2) applies or commits to apply all of the net proceeds to the purchase of property, facilities or equipment (other than property, facilities or equipment involved in such sale) which will constitute the property.

Certain Definitions

        Below is a summary of certain of the defined terms used in the indenture.

        "Attributable debt" is defined to mean, as to any particular lease under which any person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such person under such lease during the remaining primary term thereof, discounted from the respective due dates thereof to such date at the rate of interest per annum implicit in the terms of such lease, as determined in good faith by the company, compounded annually. The net amount of rent required to be paid under any such lease for any such period shall be the amount of the rent payable by the lessee with respect to such period, after excluding amounts required to be paid on account of maintenance, repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease, which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but shall not include any rent required to be paid under such lease subsequent to the first date upon which it may be so terminated.

        "Consolidated net tangible assets" is defined to mean the aggregate amount of assets (less applicable reserves and other property deductible items) after deducting (a) all current liabilities (excluding any constituting funded debt by reason of being renewable or extendable) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense, and other like intangibles, all as set forth on the most recent balance sheet of the company and its subsidiaries and computed in accordance with generally accepted accounting principles.

        "Debt" is defined to mean notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

        "Funded debt" is defined to mean all debt having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower.

        "Principal property" means any real property, manufacturing plant, warehouse or other physical facility and related fixtures and improvements, located in the United States of America (excluding the territories and possessions of the United States of America) and owned by the company or any subsidiary, in each case the gross book value (without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 2% of consolidated net tangible assets, other than any such facility or portion thereof which the board of directors of the company declares by resolution is not of material importance to the total business conducted by the company and its subsidiaries as an entirety.

        "Senior indebtedness" is defined to mean all debt of the company, including principal and interest (and premium, if any) (including, without limitation, any interest that would accrue but for the occurrence of any event specified in paragraph (6) or (7) of "Events of Default") on such debt except (i) existing subordinated securities, (ii) such indebtedness as is by its terms expressly stated to be junior in right of payment to the subordinated securities, and (iii) such indebtedness as is by its terms expressly stated to rank pari passu with the subordinated securities.

Subordination

        The payment of the principal of (and premium, if any) and interest, if any, on the subordinated securities is expressly subordinated, to the extent provided in the indenture, in right of payment to the prior payment in full of all present and future senior indebtedness of the company. The prospectus supplement may contain specific provisions regarding subordination of the subordinated securities, which may differ from the provisions described in Article Fourteen of the indenture and summarized below.

        Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the holders of senior indebtedness will receive payment in full of principal and interest before the holders of subordinated securities are entitled to receive any payment or distribution of cash, securities or other property. In addition, in the event of a dissolution, liquidation or other similar reorganization, until the senior indebtedness is paid in full, any payment or distribution to which holders of subordinated securities would be entitled but for the subordination provisions of the indenture will be made to holders of the Senior Indebtedness as their interests may appear.

        If a distribution is made to holders of subordinated securities that, due to the subordination provisions, should not have been made to them, those holders of subordinated securities must hold the payment in trust for the holders of senior indebtedness and pay it over to them as their interests may appear.

        We will not make any payments with respect to subordinated securities or any deposit under the provisions described in the section "Defeasance" if:

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  any payment of principal, premium (if any) or interest, if any, on any senior indebtedness is not paid when due (after giving effect to any applicable grace periods); or

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  any other default on senior indebtedness occurs and the maturity of the senior indebtedness is accelerated in accordance with its terms.

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  This will not apply, however, if the default has been cured or waived or has ceased to exist and the acceleration has been rescinded, or the senior debt has been discharged or paid in full.

        In addition, we may make any payment with respect to subordinated securities without regard to the above restrictions, if we and the trustee receive written notice approving the payment from the representative of the senior indebtedness with respect to which there has been a failure in the payment or an event of default.

        If payment on the subordinated securities is accelerated because of an event of default, we or the trustee will promptly inform the holders of senior indebtedness or their representative of the acceleration. By reason of the subordination provisions contained in the indenture, in the event of insolvency, our creditors who are holders of senior indebtedness may recover more, ratably, than the holders of subordinated securities.

        If this prospectus is being delivered in connection with the offering of a series of subordinated securities, the prospectus supplement, or information incorporated by reference therein, will determine the approximate amount of senior indebtedness outstanding as of a recent date.

        The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. government obligations held in trust by the trustee for the payment of principal of and interest on the subordinated securities pursuant to the provisions described in the indenture under "Satisfaction, Discharge and Defeasance Prior to Maturity or Redemption".

Events of Default

        You will have special rights if an event of default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection.

        What Is an Event of Default?    The term "event of default" in respect of the debt securities of your series means any of the following:

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  We do not pay the principal of, or any premium on, a debt security of the series on its due date.

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  We do not pay interest on a debt security of the series within 30 days of its due date.

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  We do not deposit any sinking fund payment in respect of debt securities of the series on its due date.

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  We remain in breach of a covenant in respect of debt securities of the series for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of the series.

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  We do not make payments on any other indebtedness for money borrowed in excess of $20,000,000, such debt is accelerated and we remain in breach for 15 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of the series.

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  We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

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  Any other event of default in respect of debt securities of the series described in the prospectus supplement occurs.

        An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers the withholding of notice to be in the best interests of the holders.

        Remedies If an Event of Default Occurs.    If an event of default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series.

        Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (called an "indemnity"). If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or event of default.

        Before you are allowed to bypass your trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

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  You must give your trustee written notice that an event of default has occurred and remains uncured.

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  The holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

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  The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity.

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  The holders of a majority in principal amount of the debt securities must not have given the trustee a direction inconsistent with the above notice.

        However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date. Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than

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  the payment of principal, any premium or interest; or

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  in respect of a covenant that cannot be modified or amended without the consent of each holder.

        Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration.

        Each year, we will furnish to each trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities, or else specifying any default.

Modification or Waiver

        There are three types of changes we can make to the indenture and the debt securities issued under the indenture.

        Changes Requiring Your Approval.    First, there are changes that we cannot make to your debt securities without your specific approval. Following is a list of those types of changes:

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  change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

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  reduce the principal amounts due on a debt security, or any premium thereof;

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  reduce the interest rate or change the time of payment of the interest;

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  reduce any amount payable on redemption;

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  reduce the overdue rate (as defined in the indenture);

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  adversely affect any right of repayment at the holder's option;

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  change the place (except as otherwise described in the prospectus or prospectus supplement) or currency of payment on a debt security;

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  impair your right to sue for payment;

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  reduce the percentage of holders of debt securities whose consent is needed to modify or amend the applicable indenture; or

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  reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the applicable indenture or to waive certain defaults.

        Changes Not Requiring Approval.    The second type of change does not require any vote by the holders of the debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. Nor do we need any approval to make any change that affects only debt securities to be issued under the indenture after the change takes effect.

        Changes Requiring Majority Approval.    Any other change to the indenture and the debt securities would require the following approval:

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  If the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of that series.

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  If the change affects more than one series of debt securities issued under the indenture, it must be approved by the holders of a majority in principal amount of each of the series affected by the change. In each case, the required approval must be given by written consent. The holders of a majority in principal amount of each of the series of debt securities issued under the indenture, voting separately for this purpose, may waive our compliance with some of our covenants in that indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under "Changes Requiring Your Approval".

        Any amendment to the indenture will be made in the form of supplemental indentures, entered into between us and the trustee.

        Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the applicable indenture or the debt securities or request a waiver.

Consolidation, Merger and Sale of Assets

        Under the terms of the indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

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  Where we merge out of existence or sell our assets, the resulting entity must be a United States person and agree to be legally responsible for the debt securities.

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  The merger or sale of assets must not cause a default on the debt securities and we must not already be in default (unless the merger or sale would cure the default). For purposes of this no default test, a default would include an event of default that has occurred and has not been cured, as described under "What Is an Event of Default?". A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us a notice of default or our default having to exist for a specific period of time were disregarded.

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  We must deliver certain certificates and documents to the trustee.

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  We must satisfy any other requirements specified in the prospectus supplement relating to a particular series of debt securities.

        No merger or sale of assets may be made if as a result any of our property or assets or any property or assets of one of our subsidiaries would become subject to any mortgage, lien or other encumbrance unless either (i) the mortgage, lien or other encumbrance could be created pursuant to the limitation on liens covenant in the senior indenture (see "Limitation on Secured Debt" above) without equally and ratably securing the senior indenture securities or (ii) the senior indenture securities are secured equally and ratably with or prior to the debt secured by the mortgage, lien or other encumbrance.

Defeasance

        The following provisions will be applicable to each series of debt securities unless we state in the applicable prospectus supplement that the provisions of covenant defeasance and full defeasance will not be applicable to that series.

        Covenant Defeasance.    Under current federal tax law, we can make the deposit described below and be released from some of the restrictive covenants in the indentures under which the particular series was issued. This is called "covenant defeasance". In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your debt securities. If you hold subordinated securities, you also would be released from the subordination provisions described under "Subordination". In order to achieve covenant defeasance, we must do the following:

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  We must deposit in trust for the benefit of all holders of the debt securities of the particular series a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

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  We must deliver to the trustee a legal opinion of our counsel confirming that, under current federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity. If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining events of default occurred (such as our bankruptcy) and the debt securities became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

        Full Defeasance.    If there is a change in federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities of a particular series (called "full defeasance") if we put in place the following other arrangements for you to be repaid:

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  We must deposit in trust for the benefit of all holders of the debt securities of the particular series a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

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  We must deliver to the trustee a legal opinion confirming that there has been a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity. Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for your debt securities and you would recognize gain or loss on the debt securities at the time of the deposit.

        If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. If you had subordinated securities, you would also be released from the subordination provisions described above under "Subordination".

Holders of Registered Debt Securities

        Book-entry Holders.    We will issue registered debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. This means debt securities will be represented by one or more global securities registered in the name of a depositary that will hold them on behalf of financial institutions that participate in the depositary's book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities held by the depositary or its nominee. These institutions may hold these interests on behalf of themselves or customers.

        Under the indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in global form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary will then pass along the payments it receives to its participants, which in turn will pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities. As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, investors will be indirect holders, and not holders, of the debt securities.

        Street Name Holders.    In the future, we may issue debt securities in certificated form or terminate a global security. In these cases, investors may choose to hold their debt securities in their own names or in "street name". Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor would hold a beneficial interest in those debt securities through the account he or she maintains at that institution. For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities to them. These institutions will pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, and not holders, of the debt securities.

        Holders.    Our obligations, as well as the obligations of the applicable trustee and those of any third parties employed by us or the applicable trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in global form. For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture), we would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

        When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

        Special Considerations for Indirect Holders.    If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, we urge you to check with that institution to find out:

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  how it handles securities payments and notices,

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  whether it imposes fees or charges,

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  how it would handle a request for the holders' consent, if ever required,

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  whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future for a particular series of debt securities, and

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  how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests, and if the debt securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

Global Securities

        What Is a Global Security?    As noted above, we usually will issue debt securities as registered securities in book-entry form only. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms.

        Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depositary Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.

        A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under "Special Situations When A Global Security Will Be Terminated". As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

        Special Considerations for Global Securities.    As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the holder of the debt securities represented by the global security.

        If debt securities are issued only in the form of a global security, an investor should be aware of the following:

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  An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the debt securities, except in the special situations we describe below.

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  An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under "Holders of Registered Debt Securities" above.

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  An investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.

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  An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

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  The depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security. We and the trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way.

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  DTC requires that those who purchase and sell interests in a global security deposited in its book-entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security.

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  Financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt security. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

        Special Situations When a Global Security Will Be Terminated.    In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form (certificated securities). After that exchange, the choice of whether to hold the certificated debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors under "Holders of Registered Debt Securities" above.

        The special situations for termination of a global security are as follows:

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  if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security, and we do not appoint another institution to act as depositary within 60 days,

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  if we notify the trustee that we wish to terminate that global security, or

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  if an event of default has occurred with regard to the debt securities represented by that global security and has not been cured or waived; we discuss defaults above under "Events of Default".

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  prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. If a global security is terminated, only the depositary, and not us or the applicable trustee, is responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the holders of those debt securities.

Payment and Paying Agents

        We will pay interest to the person listed in the applicable trustee's records as the owner of the debt security at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That day, usually about two weeks in advance of the interest due date, is called the "record date". Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling debt securities must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called "accrued interest".

        Payments on Global Securities.    We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder's right to those payments will be governed by the rules and practices of the depositary and its participants, as described under "What Is a Global Security?".

        Payments on Certificated Securities.    We will make payments on a debt security in non-global certificated form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee's records as of the close of business on the regular record date. We will make all payments of principal and premium, if any, by check at the office of the applicable trustee in New York, New York and/or at other offices that may be specified in the prospectus supplement or in a notice to holders, against surrender of the debt security. All payments by check will be made in next-day funds, that is funds that become available on the day after the check is cashed.

        Alternatively, if a certificated security has a face amount of at least $10,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request payment by wire, the holder must give the applicable trustee or other paying agent appropriate transfer instructions at least 15 business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

        Payment When Offices Are Closed.    If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments postponed to the next business day in this situation will be treated under the indentures as if they were made on the original due date. A postponement of this kind will not result in a default under any debt security or any indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day.

        Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.

Form, Exchange and Transfer of Registered Securities

        If registered debt securities cease to be issued in global form, they will be issued:

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  only in fully registered certificated form,

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  without interest coupons, and

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  unless we indicate otherwise in the prospectus supplement, in denominations of $1,000 and amounts that are multiples of $1,000.

        Holders may exchange their certificated securities for debt securities of smaller denominations or fewer debt securities of larger denominations, as long as the total principal amount is not changed.

        Holders may exchange or transfer their certificated securities at the office of their trustee. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

        Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder's proof of legal ownership.

        If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

        If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

        If a registered debt security is issued in global form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection, since it will be the sole holder of the debt security.

The Trustee Under the Indenture

        Manufacturers and Traders Trust Company is a bank with which we maintain ordinary banking relationships and from which we have obtained credit facilities and lines of credit.

Resignation of Trustee

        The trustee may resign or be removed with respect to one or more series of indenture securities provided that a successor trustee is appointed to act with respect to these series. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under one of the indentures, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

Certain Considerations Relating to Foreign Currencies

        Debt securities denominated or payable in foreign currencies may entail significant risks. These risks include the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved and will be more fully described in the applicable prospectus supplement.

DESCRIPTION OF PREFERRED STOCK

        Under our restated certificate of incorporation (the "certificate of incorporation"), we are authorized to adopt resolutions providing for the issuance, in one or more series, of up to 5,000,000 shares of preferred stock, $1.00 par value, with the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof adopted by our board of directors or a duly authorized committee thereof.

        On February 8, 1989 the board adopted a resolution creating a series of 25,000 shares of preferred stock (series A preferred stock), whose rights, qualifications and restrictions are set forth in the certificate of designation, preference and rights of series A preferred stock. See also "Description of Outstanding Capital Stock."

        Because this section is a summary, it does not describe every aspect of our preferred stock. We urge you to read our certificate of incorporation and the certificate of designations creating your preferred stock because they, and not this description, define your rights as a holder of preferred stock. We have filed our certificate of incorporation and will file the certificate of designations with the SEC. See "Where You Can Find More Information" on page 2 for information on how to obtain copies of these documents.

        The specific terms of any preferred stock proposed to be sold under this prospectus and an attached prospectus supplement will be described in the prospectus supplement. If so indicated in the prospectus supplement, the terms of the offered preferred stock may differ from the terms set forth below.

General

        Unless otherwise specified in the prospectus supplement relating to the offered preferred stock, each series of preferred stock will rank on a parity as to dividends and distribution of assets upon liquidation and in all other respects with all other series of preferred stock. The preferred stock will, when issued, be fully paid and nonassessable and holders thereof will have no preemptive rights.

        You should read the prospectus supplement for the terms of the preferred stock offered thereby, including the following:

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  The title and stated value of the preferred stock.

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  The number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock.

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  The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock.

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  The date from which dividends on the preferred stock will accumulate, if applicable.

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  The liquidation rights of the preferred stock.

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  The procedures for any auction and remarketing, if any, of the preferred stock.

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  The sinking fund provisions, if applicable, for the preferred stock.

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  The redemption provisions, if applicable, for the preferred stock.

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  Whether the preferred stock will be convertible into or exchangeable for other securities and, if so, the terms and conditions of conversion or exchange, including the conversion price or exchange ratio and the conversion or exchange period (or the method of determining the same).

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  Whether the preferred stock will have voting rights and the terms thereof, if any.

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  Whether the preferred stock will be listed on any securities exchange.

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  Whether the preferred stock will be issued with any other securities and, if so, the amount and terms of these other securities.

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  Any other specific terms, preferences or rights of, or limitations or restrictions on, the preferred stock.

        Subject to our certificate of incorporation and to any limitations contained in any outstanding preferred stock, we may issue additional series of preferred stock, at any time or from time to time, with the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as our board of directors or any duly authorized committee thereof may determine, all without further action of our stockholders, including holders of our then outstanding preferred stock.

        If applicable, the prospectus supplement will also contain a discussion of the material federal income tax considerations relevant to the offering.

Dividends

        Holders of preferred stock will be entitled to receive cash dividends, when, as and if declared by our board of directors, out of our assets legally available for payment, at the rate and on the dates set forth in the prospectus supplement.

        We may not declare dividends (other than dividends payable only in shares of the company that is junior as to dividends and liquidation rights to the preferred stock ("junior stock")) on junior stock, unless cash dividends to which all outstanding shares of preferred stock shall be entitled for the current dividend period and (where such dividends are cumulative) for all past dividend periods, have been paid or declared and set apart in full.

Conversion and Exchange

        If the preferred stock will be convertible into or exchangeable for common stock or other securities, the prospectus supplement will set forth the terms and conditions of that conversion or exchange, including the conversion price or exchange ratio (or the method of calculating the same), the conversion or exchange period (or the method of determining the same), whether conversion or exchange will be mandatory or at the option of the holder or us, the events requiring an adjustment of the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of that preferred stock.

Liquidation Rights

        In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of each series of our preferred stock will be entitled to receive out of our assets that are available for distribution to stockholders, before any distribution of assets is made to holders of any junior stock, liquidating distributions in the amount set forth in the applicable prospectus supplement plus all accrued and unpaid dividends. If, upon our voluntary or involuntary liquidation, dissolution or winding up, the amounts payable with respect to the preferred stock are not paid in full, the holders of our preferred stock of each series will share ratably in the distribution of our assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of our preferred stock will not be entitled to any further participation in any distribution of our assets. Our consolidation or merger with or into any other corporation or corporations or our reorganization, or a purchase or redemption of all or part of our outstanding shares, or a sale of all or substantially all our assets will not be deemed to be a liquidation, dissolution or winding up of us for purposes of these provisions.

Redemption

        If so provided in the prospectus supplement, the offered preferred stock may be redeemable in whole or in part at our option at the times and at the redemption prices set forth therein.

Voting Rights

        Except as indicated in the prospectus supplement, or except as expressly required by applicable law, the holders of the preferred stock will not be entitled to vote.

DESCRIPTION OF OUTSTANDING CAPITAL STOCK

        Our authorized capital stock consists of (i) 100,000,000 shares of common stock, $1.00 par value per share, and (ii) 5,000,000 shares of preferred stock, $1.00 par value per share.

        On April 30, 2002, we had outstanding

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  30,362,498 shares of common stock,

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  employee stock options to purchase an aggregate of 1,378,088 shares of common stock (of which options to purchase an aggregate of 1,018,755 shares of common stock were currently exercisable) and

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  rights to purchase preferred and/or common stock, $1.00 par value.

        No preferred stock had been issued as of that date.

        Because this section is a summary, it does not describe every aspect of our capital stock. We urge you to read our certificate of incorporation, by-laws and the shareholders' rights agreement between us and Harris Trust and Savings Bank, rights agent, because they, and not this description, define your rights as a holder of our capital stock. We have filed our certificate of incorporation, by-laws and the rights agreement with the SEC. See "Where You Can Find More Information" on page 2 for information on how to obtain copies of these documents.

Common Stock

        Subject to the rights of the holders of any outstanding shares of preferred stock, holders of our shares of common stock are entitled to receive such dividends as may be declared from time to time by our board of directors from our assets legally available for the payment of dividends.

        Common shareholders of record on May 30, 1986 are entitled to five votes per share. Common stock acquired subsequent to that date entitles the holder to one vote per share until held four years, after which time the holder is entitled to five votes.

        The outstanding shares of our common stock are, and any shares of common stock offered under this prospectus and a prospectus supplement upon issuance and payment therefor will be, fully paid and non-assessable. Our common stock has no preemptive or conversion rights and there are no redemption or sinking fund provisions applicable to it.

        In the event of our voluntary or involuntary liquidation, dissolution or winding up, after the payment or provision for payment of our debts and other liabilities and the preferential amounts to which holders of our preferred stock are entitled (if any shares of preferred stock are then outstanding), the holders of our common stock are entitled to share ratably in our remaining assets.

        Our common stock is listed on the New York Stock Exchange (symbol "CSL"). The transfer agent and registrar is Countershare Investors Services.

        Classification of Board of Directors.    Our board of directors is divided into three approximately equal classes, having staggered terms of office of three years each. The effect of a classified board of directors may be to make it more difficult to acquire control of us.

        Removal of Directors.    Our certificate of incorporation also provides that our directors may be removed only for cause and upon the affirmative vote of the holders of at least 66 2/3% of the shares then entitled to vote at an election of directors, provided that if there is a substantial stockholder (as defined below), the 66 2/3% vote must include the affirmative vote of at least 50% of the voting power of the outstanding shares of our voting capital stock.

        Director Nominations.    Our shareholders can nominate candidates for the board of directors if the shareholders follow the advance notice procedures described in our certificate of incorporation. To nominate directors, shareholders must submit a written notice to our corporate secretary at least 90 days prior to the first anniversary of the last meeting of shareholders of the company called for the election of directors, before a scheduled meeting. The notice must include the name and address of the shareholder and of the shareholder's nominee, the number of shares held by the shareholder as a beneficial owner (as defined in our certificate of incorporation), and any other information required by the securities laws and the SEC about the shareholder's nominee.

        Shareholders' Action.    The certificate of incorporation provides that no shareholder action may be taken by written consent of shareholders.

        Shareholders Special Meetings.    A special meeting of shareholders will be called upon the request of the holders of at least 66 2/3% of the voting stock of the company.

        Supermajority Vote in Business Combinations.    Article Seventh of our certificate of incorporation provides that a merger, consolidation, sale of assets, sale of shares, share exchange, recapitalization, reorganization or other similar transaction (each defined as a "business combination") between us or a company controlled by or under common control with us and any individual, corporation or other entity which is a defined in our certificate of incorporation as a "substantial stockholder" (in general, any individual or entity which owns or controls at least 15% of our voting capital stock), would be required to satisfy the condition that the aggregate consideration per share to be received in the transaction for each class of our voting capital stock meet the price requirements indicated in our certificate of incorporation. If a proposed business combination with a substantial stockholder does not meet this condition, then the transaction must be approved by the holders of at least 66 2/3% of the outstanding shares of voting capital stock held by our shareholders other than the substantial stockholder, unless: (i) a majority of the directors have expressly approved the business combination at a time when the substantial stockholder was not beneficial owner of 5% or more of the outstanding voting shares of the company, or (ii) the business combination is approved by a majority of the directors who are not affiliated with the substantial shareholder.

        The provisions of Article Seventh may not be amended, altered, changed or repealed except by the affirmative vote of at least 66 2/3% of the votes entitled to be cast thereon at a meeting of our shareholders duly called for consideration of such amendment, alteration, change or repeal. In addition, if there is a substantial stockholder, the 66 2/3% majority required to amend or repeal Article Seventh must include the affirmative vote of at least 50% of the shares held by shareholders other than the substantial stockholder.

        Shareholders' Rights Agreement.    The company has a shareholders' rights agreement (the "shareholders' rights agreement") dated February 8, 1989, as amended on August 7, 1996, that is designed to protect shareholder investment values. On February 8, 1989, we declared a dividend distribution of one "preferred stock purchase right" for each outstanding share of the company's common stock, payable to shareholders of record on March 3, 1989. The rights will become exercisable if any of the following circumstances occur: (i) a person or group (an "acquiring person") has become beneficial owner of at least 20% of the outstanding shares of common stock of the company, or shares representing, by determination of the board, 35% of the voting power of the outstanding common stock; (ii) a tender offer or exchange offer is commenced, which would result in a person or group owning 25% or more of the outstanding common stock; or (iii) the board of directors has declared any person as an "adverse person", upon determining that this person has acquired 15% of the outstanding common stock or shares representing, by determination of the board, 30% of the voting power of the company, and that this acquisition would be detrimental to the company in manners specified in the shareholders' rights agreement.

        Upon the occurrence of any of the "triggering events" described below, each holder of a right will have the right to receive, upon exercise common stock in lieu of preferred stock having a value equal to two times the exercise price of the right. A triggering event will occur when: (i) the board determines that a person is an adverse person; (ii) a public announcement is made that a person has become owner of 25% or more of the outstanding common stock or of shares constituting, by determination of the board, 40% or more of the outstanding voting power; (iii) the company is the surviving corporation in a merger with an acquiring person; or (iv) an acquiring person engages in self-dealing or other transactions as specified in the shareholders' rights agreement. On August 7, 1996, the company amended the shareholders' rights agreement to, among other things, extend the term of the rights until August 6, 2006.

DESCRIPTION OF TRUST PREFERRED SECURITIES

        The following is a general description of the terms of the trust preferred securities that we may issue from time to time. Particular terms of any trust preferred securities we offer will be described in the prospectus supplement relating to such trust preferred securities.

        Carlisle Capital Trust One was formed pursuant to the execution of a declaration of trust and the filing of a certificate of trust with the Delaware Secretary of State. The declaration of trust will be amended and restated prior to the issuance by the trust of the trust preferred securities to include the terms referenced in this prospectus and in the applicable prospectus supplement. The original declaration of trust is filed as an exhibit to the registration statement of which this prospectus forms a part, and the form of the amended and restated declaration of trust will be filed as an exhibit to a current report filed in connection with a specific offering.

        The trust may issue only one series of trust preferred securities. The declaration of trust will be qualified as an indenture under the Trust Indenture Act. The trust preferred securities will have the terms, including distributions, redemption, voting, liquidation and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the declaration or made part of the declaration by the Trust Indenture Act, and which will mirror the terms of the subordinated debt securities held by the trust and described in the applicable prospectus supplement. The following summary does not purport to be complete and is subject in all respects to the provisions of the applicable declaration and the Trust Indenture Act.

        Reference is made to the prospectus supplement relating to the preferred securities of the trust for specific terms, including:

  •
  the distinctive designation of the trust preferred securities;

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  the number of trust preferred securities issued by the trust;

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  the annual distribution rate, or method of determining the rate, for trust preferred securities issued by the trust and the date or dates upon which distributions are payable; provided, however, that distributions on the trust preferred securities are payable on a quarterly basis to holders of the trust preferred securities as of a record date in each quarter during which the trust preferred securities are outstanding;

  •
  whether distributions on trust preferred securities issued by the trust are cumulative, and, in the case of trust preferred securities having cumulative distribution rights, the date or dates from which distributions will be cumulative;

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  the amount which shall be paid out of the assets of the trust to the holders of trust preferred securities upon voluntary or involuntary dissolution, winding-up or termination of the trust;

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  the obligation or the option, if any, of a trust to purchase or redeem trust preferred securities and the price or prices at which, the period or periods within which, and the terms upon which, trust preferred securities issued by the trust may be purchased or redeemed;

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  the voting rights, if any, of trust preferred securities in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of trust preferred securities, or of trust preferred securities issued by one or more trusts, or of both, as a condition to specified action or amendments to the declaration of the trust;

  •
  the terms and conditions, if any, upon which the subordinated debt securities may be distributed to holders of trust preferred securities;

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  whether the trust preferred securities will be convertible or exchangeable into other securities, and, if so, the terms and conditions upon which the conversion or exchange will be effected, including the initial conversion or exchange price or rate and any adjustments thereto, the conversion or exchange period and other conversion or exchange provisions;

  •
  if applicable, any securities exchange upon which the trust preferred securities shall be listed; and

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  any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities issued by the trust not inconsistent with its declaration or with applicable law.

        We will guarantee all trust preferred securities offered hereby to the extent set forth below under "Description of Preferred Securities Guarantees."

        Certain United States federal income tax considerations applicable to any offering of trust preferred securities will be described in the applicable prospectus supplement.

        In connection with the issuance of trust preferred securities, the trust will issue one series of common securities having the terms including distributions, redemption, voting and liquidation rights or such restrictions as shall be set forth in its declaration. The terms of the common securities will be substantially identical to the terms of the trust preferred securities issued by the trust and the common securities will rank equal with, and payments will be made thereon pro rata, with the trust preferred securities except that, upon an event of default under the declaration, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in certain limited circumstances, the common securities will carry the right to vote to appoint, remove or replace any of the trustees of a trust. Directly or indirectly, we will own all of the common securities of the trust.

Distributions

        Distributions on the trust preferred securities will be made on the dates payable to the extent that the trust has funds available for the payment of distributions in the trust's property account. The trust's funds available for distribution to the holders of the trust securities will be limited to payments received from us on the subordinated debt securities issued to the trust in connection with the issuance of the trust preferred securities. We will guarantee the payment of distributions out of monies held by the trust to the extent set forth under "Description of Preferred Securities Guarantees" below.

Deferral of Distributions

        With respect to any subordinated debt securities issued to the trust, we will have the right under the terms of the subordinated debt securities to defer payments of interest on the subordinated debt securities by extending the interest payment period from time to time on the subordinated debt securities. As a consequence of our extension of the interest payment period on subordinated debt securities held by the trust, distributions on the trust preferred securities would be deferred during any such extended interest payment period. The trust will give the holders of the trust preferred securities notice of an extension period upon their receipt of notice from us. If distributions are deferred, the deferred distributions and accrued interest will be paid to holders of record of the trust preferred securities as they appear on the books and records of the trust on the record date next following the termination of the deferral period. The terms of any subordinated debt securities issued to a trust, including the right to defer payments of interest, will be described in the applicable prospectus supplement.

Distribution of Subordinated Debt Securities

        We will have the right at any time to dissolve the trust and, after satisfaction of the liabilities of creditors of the trust as provided by applicable law, to cause the distribution of subordinated debt securities issued to the trust to the holders of the trust securities in a total stated principal amount equal to the total stated liquidation amount of the trust securities then outstanding. The right to dissolve the trust and distribute the subordinated debt securities will be conditioned on our receipt of an opinion rendered by tax counsel that the distribution would not be taxable for United States federal income tax purposes to the holders.

Enforcement of Certain Rights by Holders of Preferred Securities

        If an event of default under the declaration of trust occurs and is continuing, then the holders of trust preferred securities would rely on the enforcement by the property trustee of its rights as a holder of the applicable series of subordinated debt securities against us. In addition, the holders of a majority in liquidation amount of the trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee to exercise the remedies available to it as a holder of the subordinated debt securities. If the property trustee fails to enforce its rights under the applicable series of subordinated debt securities, a holder of trust preferred securities may institute a legal proceeding directly against us to enforce the property trustee's rights under the applicable series of subordinated debt securities without first instituting any legal proceeding against the property trustee or any other person or entity.

        Notwithstanding the preceding discussion, if an event of default under the declaration has occurred and is continuing and such event is attributable to our failure to pay interest or principal on the applicable series of subordinated debt securities on the date such interest or principal is otherwise payable or in the case of redemption, on the redemption date, then a holder of trust preferred securities may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the applicable series of subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the trust preferred securities of such holder on or after the respective due date specified in the applicable series of subordinated debt securities. In connection with such direct action, we will be subrogated to the rights of such holder of trust preferred securities under the declaration to the extent of any payment made by us to such holder of trust preferred securities in such direct action.

DESCRIPTION OF PREFERRED SECURITIES GUARANTEES

        Set forth below is a summary of information concerning the preferred securities guarantees which we will execute and deliver for the benefit of the holders of trust preferred securities. Each preferred securities guarantee will be qualified as an indenture under the Trust Indenture Act. The preferred guarantee trustee will hold each guarantee for the benefit of the holders of the trust preferred securities to which it relates. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of preferred securities guarantee which is filed as an exhibit to the registration statement of which this prospectus forms a part, and the Trust Indenture Act.

General

        Pursuant to each preferred securities guarantee, we will agree to pay in full, to the holders of the trust preferred securities issued by the trust, the guarantee payments, except to the extent paid by the trust, as and when due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert. The following payments with respect to trust preferred securities, to the extent not paid by the trust, will be subject to the preferred securities guarantee:

  •
  any accrued and unpaid distributions which are required to be paid on the trust preferred securities, to the extent the trust shall have funds legally and immediately available for those distributions;

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  the redemption price set forth in the applicable prospectus supplement to the extent the trust has funds legally and immediately available therefor with respect to any trust preferred securities called for redemption by the trust; and

  •
  upon a voluntary or involuntary dissolution, winding-up or termination of the trust, other than in connection with the distribution of subordinated debt securities to the holders of trust preferred securities or the redemption of all of the trust preferred securities, the lesser of (1) the aggregate of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities to the date of payment, to the extent the trust has funds legally and immediately available, and (2) the amount of assets of the trust remaining available for distribution to holders of the trust preferred securities in liquidation of the trust.

        Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of trust preferred securities or by causing the trust to pay the amounts to the holders.

        Each preferred securities guarantee will not apply to any payment of distributions on the trust preferred securities except to the extent the trust shall have funds available therefor. If we do not make interest payments on the subordinated debt securities purchased by a trust, the trust will not pay distributions on the trust preferred securities issued by the trust and will not have funds available therefor. The preferred securities guarantee, when taken together with our obligations under the subordinated debt securities, the indenture and the declaration, including our obligations to pay costs, expenses, debt and liabilities of the trust other than with respect to the trust securities, will provide a full and unconditional guarantee on a subordinated basis by us of payments due on the trust preferred securities.

Certain Covenants of Carlisle Companies Incorporated

        In each preferred securities guarantee, we will covenant that, so long as any trust preferred securities issued by the trust remain outstanding if there shall have occurred any event that would constitute an event of default under the preferred securities guarantee or the declaration of the trust, then, unless otherwise set forth in an applicable prospectus supplement we shall not:

  •
  declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock;

  •
  make any guarantee payments with respect to any of our other capital stock; or

  •
  make any payment of principal, interest, or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) that rank equal with or junior to such subordinated debt securities.

        However, in such circumstances we may:

  •
  declare and pay stock dividends on our capital stock payable in the same stock on which the dividend is paid; and

  •
  purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged.

Modification of the Preferred Securities Guarantees; Assignment

        Each preferred securities guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding trust preferred securities issued by the trust except with respect to any changes which do not adversely affect the rights of holders of trust preferred securities, in which case no vote will be required. All guarantees and agreements contained in a preferred securities guarantee shall bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the trust preferred securities then outstanding.

Termination

        Each preferred securities guarantee will terminate as to the trust preferred securities issued by the trust:

  •
  upon full payment of the redemption price of all trust preferred securities;

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  upon distribution of the subordinated debt securities held by the trust to the holders of the trust preferred securities and common securities of the trust; or

  •
  upon full payment of the amounts payable in accordance with the declaration of the trust upon liquidation of the trust.

        Each preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities issued by the trust must restore payment of any sums paid under the trust preferred securities or the preferred securities guarantee.

Events of Default

        An event of default under a preferred securities guarantee will occur upon our failure to perform any of our payment or other obligations under the preferred securities guarantee.

        The holders of a majority in liquidation amount of the trust preferred securities relating to such preferred securities guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the preferred guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the preferred guarantee trustee under such trust preferred securities. If the preferred guarantee trustee fails to enforce such preferred securities guarantee, any holder of trust preferred securities relating to such guarantee may institute a legal proceeding directly against us to enforce the preferred guarantee trustee's rights under such guarantee, without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity. Notwithstanding the preceding discussion, if we fail to make a guarantee payment, a holder of trust preferred securities may directly institute a proceeding against us for enforcement of the preferred securities guarantee for such payment. We waive any right or remedy to require that any action be brought first against the trust or any other person or entity before proceeding directly against us.

Status of the Preferred Securities Guarantees

        Unless otherwise indicated in an applicable prospectus supplement, the preferred securities guarantees will constitute unsecured obligations of Carlisle Companies Incorporated and will rank:

  •
  subordinate and junior in right of payment to all other liabilities of the company; and

  •
  senior to our capital stock now or hereafter issued and any guarantee now or hereafter entered into by us in respect of any of our capital stock.

        The terms of the trust preferred securities provide that each holder agrees to the subordination provisions and other terms of the preferred securities guarantee.

        The preferred securities guarantees will constitute a guarantee of payment and not of collection; that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity.

Information Concerning the Preferred Guarantee Trustee

        The preferred guarantee trustee, before the occurrence of a default with respect to a preferred securities guarantee, undertakes to perform only such duties as are specifically set forth in such preferred securities guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The preferred guarantee trust is under no obligation to exercise any of the powers vested in it by a preferred securities guarantee at the request of any holder of preferred securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred.

Governing Law

        The preferred securities guarantees will be governed by and construed in accordance with the internal laws of the State of New York.

PLAN OF DISTRIBUTION

        We may sell the offered securities:

  •
  to or through underwriters;

  •
  through agents; or

  •
  directly to other purchasers.

        The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

        In connection with the sale of securities, underwriters may receive compensation from us or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters, and any discounts or commissions received by them from the company and any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from us will be described, in the prospectus supplement.

        Under agreements which may be entered into by us, underwriters and agents who participate in the distribution of securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the securities will be passed upon for us by Steven J. Ford, our Vice President, Secretary and General Counsel, and for any underwriters by Shearman & Sterling, New York, New York. Certain matters of Delaware law with respect to the validity of the trust preferred securities will be passed upon for us and the trust by Morris, Nichols, Arsht & Tunnell, special Delaware counsel to us and the trust.

EXPERTS

        The financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firms as experts in giving said reports.

        As of May 1, 2002, we have appointed KPMG LLP as our auditors.

$

Carlisle Companies Incorporated

             % Notes due 2016

Prospectus Supplement
August     , 2006

Joint Book-Running Managers

Banc of America Securities LLC
Citigroup

QuickLinks

TABLE OF CONTENTS
Prospectus Supplement
Prospectus
SUMMARY
The Company
The Offering
RISK FACTORS
WHERE YOU CAN FIND MORE INFORMATION
SPECIAL NOTE ON FORWARD LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
DESCRIPTION OF THE NOTES
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
CARLISLE COMPANIES INCORPORATED
CARLISLE CAPITAL TRUST ONE
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
PROSPECTUS
PROSPECTUS SUPPLEMENT
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF OUTSTANDING CAPITAL STOCK
DESCRIPTION OF TRUST PREFERRED SECURITIES
DESCRIPTION OF PREFERRED SECURITIES GUARANTEES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS